NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD CAPS 2009 WITH 33 PERCENT SALES INCREASE,
FIRST FULL-YEAR MARKET SHARE GAIN SINCE 1995

●	Ford, Lincoln and Mercury December sales up 33 percent versus a year ago; highest sales month since May 2008

●	Ford posts first full-year market share gain since 1995; December marks the 14th time in 15 months that Ford increased retail market share

●	Record December sales delivered for Fusion (up 83 percent) and Escape (up 75 percent) ; Fusion sets new full-year sales record (180,671); Escape full-year sales (173,044) second best ever

●	Ford’s F-Series tops best-seller lists again with December sales of 48,209 (up 16 percent) and full-year sales of 413,625; F-Series has been the best-selling truck in America for 33 years in a row and the best-selling vehicle, car or truck, for 28 years in a row

●	New products drive Ford’s brand favorability and purchase consideration to record highs

DEARBORN, Mich., Jan. 5, 2010 – Higher sales in every product category and for every brand propelled Ford to a 33 percent sales increase in December versus a year ago.

Ford cars were up 42 percent, crossovers were up 51 percent, sport utilities were up 33 percent, and trucks and vans were up 18 percent.  Among brands, Ford sales were up 37 percent, Lincoln sales were up 16 percent and Mercury sales were up 6 percent.

“Ford’s plan is working,” said Ken Czubay, Ford vice president, U.S. Marketing Sales and Service.  “Customer consideration continues to grow for our high-quality, fuel-efficient vehicles.  In 2010, we will introduce an even higher number of new products, giving customers more reasons to Drive One.”

Every consumer metric about the Ford brand – including favorable opinion, consideration, shopping and intention to buy – ended the year at record levels.  In fact, favorable opinion is up more than 20 percent from the beginning of the year, and intention to buy Ford increased more than 30 percent.

“People increasingly are discovering that the Ford difference is the strength of our products, particularly our leadership in quality, fuel efficiency, safety, smart technologies and value,” said Czubay.

Ford, Lincoln and Mercury December sales totaled 179,017, up 33 percent versus a year ago.  Full-year sales totaled 1.62 million, down 15 percent.

Ford estimates its full-year 2009 U.S. total market share was about 15 percent – about 1 percentage point higher than in 2008.  This marks the company’s first full-year U.S. market share increase since 1995.  Ford also has improved its retail market share 14 times in the last 15 months.

Sales Highlights

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Ford Fusion, recently named Motor Trend’s Car of the Year, posted a December sales increase of 83 percent and set new December (18,852) and full-year (180,671) sales records.  Ford Fusion and Mercury Milan are the most fuel-efficient mid-size sedans in America.

•	Ford Taurus sales totaled 7,256 for the month, up 110 percent versus a year ago. Since the introduction of the all-new model in August, Taurus sales are nearly 90 percent higher than a year ago.
•	Ford Mustang sales were up 62 percent in December, and Ford Focus sales increased 22 percent. Mercury Milan and Lincoln MKZ were each up 5 percent.
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Crossover utilities also posted strong sales increases.  In 2009, the Ford brand was the top-selling brand of crossovers in the U.S., led by the Ford Escape.  Escape set a December sales record (19,156), up 75 percent versus a year ago.  For the full year, Escape sales totaled 173,044, the second-best sales year ever.  Ford Edge sales were up 59 percent, and Ford Flex sales were up 73 percent.  The all-new Lincoln MKT posted its highest sales to date (858).

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Ford’s F-Series truck had its best sales month since March 2008.  F-Series sales in December were 48,209 (up 16 percent), bringing the full-year total to 413,625.  F-Series has been America’s best-selling truck for 33 years in a row and America’s best-selling vehicle, car or truck, for 28 years in a row.  In 2009, F-Series increased its leadership position among full-size pickups with a 4 percentage-point gain in segment share.

•	Transit Connect, Ford’s new versatile, fuel-efficient small commercial van, had its best sales month (1,992) since August.
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Ford’s new EcoBoost engine technology and hybrid vehicles are winning customers, too.  December was the best sales month for EcoBoost (1,662), and total EcoBoost sales since introduction now total 4,973.  The conquest rate for the Taurus SHO is 60 percent.  EcoBoost provides customers up to 20 percent improvement in fuel economy and a 15 percent reduction in emissions versus larger-displacement engines.  EcoBoost is standard on the Taurus SHO and available on the Ford Flex, Lincoln MKS and Lincoln MKT.

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December sales of hybrid vehicles totaled 2,843, up 147 percent versus a year ago.  Ford hybrid models include the Ford Fusion, Ford Escape, Mercury Milan and Mercury Mariner.  For the full year, Ford hybrid sales totaled 33,502, a new record and up 72 percent versus a year ago.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 200,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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